EXHIBIT 4.109

Master Deed of Assignment

THIS MASTER DEED OF ASSIGNMENT is made the 11th day of November 2002

BETWEEN:

  Reach Internet Services (MSC) Sdn Bhd of Level 49, Tower 2, Petronas Twin Tower, Kuala Lumpur City Centre, 50088, Kuala Lumpur, Malaysia ("Assignor"); and

  Pacific Internet (Malaysia) Sdn Bhd of Level 36 Menara Maxis, Kuala Lumpur City Centre, 50088, Kuala Lumpur, Malaysia ("Assignee")

(hereinafter, each of the Assignor and the Assignee shall be individually referred to as a "Party" and collectively referred to as the "Parties").

WHEREAS:

  By a sale and purchase of business agreement dated 11 November 2002and made between the parties hereto (the "Sale of Business Agreement"), it was agreed, inter alia, that the Assignor shall transfer the Business Assets (as defined in the Sale of Business Agreement) to the Assignee on terms and conditions as stated in the Sale of Business Agreement.

  This Deed is made pursuant to the Sale of Business Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

  Pursuant to the Sale of Business Agreement, the Assignor as legal and beneficial owner assigns to the Assignee absolutely all its rights title and interest in all the Business Assets with effect from the date of signing of the Sale of Business Agreement.

  Unless the context otherwise requires, any term used in this Deed which is defined in the Sale of Business Agreement and is not specifically defined in this Deed shall have the meaning attributed to it in the Sale of Business Agreement.

  This Deed shall be binding on and shall enure for the benefit of each Party's successors and assigns and personal representatives (as the case may be).

  This Deed shall not be altered, changed or supplemented unless the same is made in writing and signed by the Parties hereto.

  This Deed shall be governed by and construed in accordance with the laws of Malaysia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Malaysia.

IN WITNESS WHEREOF this Deed has been executed as a Deed on the day and year first abovewritten.

The Common Seal of	)
Reach Internet Services (MSC) Sdn Bhd	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Raja P Kanthan
Director/Secretary	/s/ Mike

The Common Seal of	)
Pacific Internet (Malaysia) Sdn Bhd	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Tan Tong Hai
Director	/s/ Lim Hock Hoon